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                                                                      EXHIBIT 21
                             LIST OF SUBSIDIARIES
                                 OF REGISTRANT

1.   The First National Bank of Gainesville
     111 Green Street, S.E., Gainesville, Georgia  30501

2.   First National Bank of Habersham
     138 Front Street, S.E., Cornelia, Georgia  30531

3.   Granite City Bank
     125 Heard Street, S.E., Elberton, Georgia  30635

4.   Bank of Clayton
     E. Savannah Street, Clayton, Georgia  30525

5.   First National Bank of White County
     North Main Street, Cleveland, Georgia  30528

6.   First National Bank of Jackson County
     121 Lee Street, Jefferson, Georgia  30549

7.   The Citizens Bank
     303 E. Doyle Street, Toccoa, Georgia  30577

8.   Bank of Banks County
     Highway 441 South, P. O. Drawer B, Homer, Georgia  30547

9.   First National Bank of Gilmer County
     75 South Main Street, Ellijay, Georgia  30540

10.  The Peoples Bank of Forsyth County
     515 Atlanta Highway, Cumming, Georgia 30130

11.  Pickens County Bank
     606 Church Street, Jasper, Georgia 30143

12.  The First National Bank of Paulding County
     160 Confederate Avenue, P. O. Box 108, Dallas, Georgia  30132

13.  Citizens Bank, Ball Ground, Georgia
     2995 Canton Highway, Ball Ground, Georgia 30107

14.  Bank of Villa Rica
     549 West Bankhead Highway, Villa Rica, Georgia 30107

15.  The Community Bank of Carrollton
     777 South Park Street, Carrollton, Georgia 30117

16.  The Commercial Bank, Douglasville, Georgia
     6636 Church Street, Douglasville, Georgia 30134

17.  Barrow Bank & Trust Company
     209 North Broad Street, Winder, Georgia 30680

All of the above listed subsidiaries are organized under the laws of the United States in the case of national banks and under thelaws of the State of Georgia in the case of state chartered banks.